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                                                                      Exhibit 21



                   Significant Subsidiaries of the Registrant

       All of the Company's subsidiaries listed below are wholly owned and incorporated in the state of Minnesota, except for Beautiful Images, Inc., which is incorporated in the state of Delaware.


                         ValueVision Acquisition I Corp.
                                VVI Baytown, Inc.
                                VVI Seattle, Inc.
                                  VVILPTV, Inc.
        ValueVision Direct Marketing Company, Inc. (d/b/a "HomeVisions")
                             Beautiful Images, Inc.
                             Catalog Ventures, Inc.
                          VVI Fulfillment Center, Inc.
                              Packer Capital, Inc.